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                                                                     Exhibit 3.1

                                                           ------------------
                                                                  FILED

                  CERTIFICATE OF AMENDMENT TO THE              NOV 2 2001
                  CERTIFICATE OF INCORPORATION OF
                       VERTEX INTERACTIVE, INC.             STATE TREASURER
                                                           ------------------


To: The Treasurer of the
    State of New Jersey


Pursuant to the provisions of Section 14A:7-2(4). Corporation, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

     1. The name of the corporation is Vertex Interactive, Inc.

     2. On October 29, 2001, the Board of Directors duly adopted the resolutions attached hereto setting forth the powers, designations, preferences, rights and number of authorized shares of Series C Convertible Preferred Stock, $.01 par value.

     The designation and number of shares of Series C Convertible Preferred Stock, $.01 par value, and the relative rights, preferences and limitations of the Series C Convertible Preferred Stock, $.01 par value are as stated in the resolutions adopted by the Board on October 29, 2001.

Dated this 29th day of October, 2001

VERTEX INTERACTIVE, INC.


By:  Nicholas R.H. Toms
   -------------------------------
     Nicholas R.H. Toms
     Chief Executive officer






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                            VERTEX INTERACTIVE, INC.

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,

                            PREFERENCES AND RIGHTS OF

                    THE SERIES C CONVERTIBLE PREFERRED STOCK,

                            PAR VALUE $.01 PER SHARE




              Pursuant to Section 14A:7-2, Corporations, General, of the New Jersey Statutes,

              The undersigned, Nicholas Toms, Chief Executive Officer of Vertex Interactive, Inc., a New Jersey corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolution, creating a series of 10,000 shares of Preferred Stock was duly adopted by the Board of Directors, on October 29, 2001:

              WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of shares of Preferred Stock, par value $.01 per share, of the Corporation, in one or more classes or series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors; and

              WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

                  NOW, THEREFORE, BE IT RESOLVED:

              1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"). The authorized number of shares of Series C Preferred Stock shall be 10,000. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9 below.







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                                                                               2


              2. Rank.

                  (a) The Series C Preferred Stock shall with respect to distributions of assets and rights upon the occurrence of a Liquidation rank (i) senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $.005 per share (the "Common Stock"), of the Corporation), (ii) senior to each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series C Preferred Stock (the "Junior Stock") and (iii) pari passu with the Series A and B Convertible Preferred Stock, par value $.01 per share, of the Corporation.

                  (b) Notwithstanding anything to the contrary contained in the Certificate of Incorporation of the Corporation, the vote of the holders of a majority of the Series C Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock ranking senior to the Series C Preferred Stock in the event of a Liquidation.

              3. Dividends. The holders of shares of Series C Preferred Stock shall not be entitled to receive any dividends except in accordance with this
Section 3. If the Corporation declares and pays cash dividends or distributions on the Common Stock, then, in that event, the holders of shares of Series C Preferred Stock shall be entitled to share in such dividends or distributions on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends or distributions.

              4. Liquidation Preference.

                  (a) Priority Payment. Upon the occurrence of a Liquidation, the holders of shares of Series C Preferred Stock shall be entitled to be paid for each share of Series C Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $1000 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series C Preferred Stock, the "Liquidation Preference") plus, as provided in Section 3 above, all accrued and unpaid dividends, if any, with respect to each share of Series C Preferred Stock, before any payment or distribution is made to any Junior Stock. If the assets of the Corporation available for distribution to the holders of Series C Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series C Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                  (b) No Additional Payment. After the holders of all shares of Series C Preferred Stock shall have been paid in full the amounts to which they are entitled in paragraph 4(a), the shares of Series C Preferred Stock shall not be entitled to






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                                                                               3


any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

                  (c) Notice. Written notice of a Liquidation stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of the Series C Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                  (d) Option. At the election of the holders of two-thirds (2/3) of the Series C Preferred Stock, a Sale Transaction shall be deemed to be a Liquidation pursuant to this Section 4. Any securities of the surviving Person to be delivered to the holders of shares of Series C Preferred Stock pursuant to this Section 4(d) shall be valued as follows:

                    (i) With respect to securities that do not constitute
               "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Current Market Price of such securities as of three (3) days prior to the date of distribution.

                    (ii) With respect to securities that constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth above in clause (i) to reflect the appropriate fair market value thereof, as mutually determined by the Board of Directors and the holders of a majority of the shares of Series C Preferred Stock, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with clause (i) above, giving appropriate weight, if any, to such restriction as mutually determined by the Board of Directors and the holders of a majority of the shares of Series C Preferred Stock, or if the Board of Directors and the holders of a majority of the shares of Series C Preferred Stock shall fail to agree, at the Corporation's expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series C Preferred Stock.

              5. Redemption. The shares of Series C Preferred Stock shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

              6. Voting Rights; Election of Director.






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                                                                               4



             In addition to any voting rights provided by law, the holders of shares of Series C Preferred Stock shall have the following rights:

                  (a) So long as the Series C Preferred Stock is outstanding, each share of Series C Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Series C Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted his shares of Series C Preferred Stock into Common Stock pursuant to Section 7(a) on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

                  (b) Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of at least 51% of the outstanding shares of Series C Preferred Stock, voting separately as a single class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to authorize, adopt or approve an amendment to the Certificate of Incorporation that would increase or decrease the par value of the shares of Series C Preferred Stock, or alter or change the powers, preferences or special rights of the shares of Series C Preferred Stock, or otherwise affect the rights of the shares of Series C Preferred Stock adversely, including, without limitation, the liquidation preference provisions.

              7. Conversion.

                  (a) Optional Conversion. Any holder of Series C Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder's shares of Series C Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series C Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the conversion price of $0.84033 per share, subject to adjustment as provided in Section 7(c) (such price, the "Conversion Price"). Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series C Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series C Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series C Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(h). All certificates representing shares of Series C Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any






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                                                                               5




shares of Series C Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted and, to the extent funds are legally available therefor, an amount equal to the accrued and unpaid dividends payable with respect to such shares in accordance with Section 3 above. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

                  (b) Termination of Rights. On the date of such optional conversion pursuant to Section 7(a) above, all rights with respect to the shares of Series C Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series C Preferred Stock have been converted, (ii) the payment of dividends, if any, pursuant to Section 3 above and (iii) exercise the rights to which they are entitled as holders of Common Stock.

                  (c) Antidilution Adjustments. The Conversion Price, and the number and type of securities to be received upon conversion of the Series C Preferred Stock, shall be subject to adjustment as follows:

               (i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, prior to conversion of the Series C Preferred Stock
          (w) pay a dividend or make a distribution (other than a dividend or distribution in which holders of shares of Series C Preferred Stock participate, in the manner provided in Section 3) on the outstanding shares of Common Stock payable in Capital Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(c)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series C Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) shall become effective





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                                                                               6



          retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

               (ii) Issuance of Common Stock or Common Stock Equivalent below Conversion Price.

                  (a) If the Corporation shall at any time or from time to time prior to conversion of shares of Series C Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock that is less than the Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the "Relevant Date") (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than
(A) issuances or sales for which an adjustment is made pursuant to another clause of this Section 7(c) and (B) issuances in connection with an Excluded Transaction, then, and in each such case, the Conversion Price then in effect shall be adjusted by multiplying the Conversion Price in effect on the day immediately prior to the Relevant Date by a fraction (i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price on the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Conversion Price on the Relevant
Date) and (ii) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date plus the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).

                  (b) Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the "Issue Date") of such issuance; provided, however, that the determination as to whether an adjustment is required to be







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                                                                               7


made pursuant to this Section 7(c)(ii) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

                  (c) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, as determined mutually by the Board of Directors and the holders of a majority of the shares of Series C Preferred Stock or, if the Board of Directors and the holders of a majority of the shares of Series C Preferred Stock shall fail to agree, at the Corporation's expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series C Preferred Stock.

                  (d) If any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 7(c)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (C) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

               (iii) Certain Distributions. In case the Corporation shall at any time or from time to time, prior to conversion of the Series C Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends or






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                                                                               8




          distributions in which holders of shares of Series C Preferred Stock participate, in the manner provided in Section 3, and dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(c) and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series C Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series C Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

               (iv) Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of the Series C Preferred Stock, shall take any action affecting its Common Stock having an effect similar to any of the actions described in any of Sections 7(c)(i),
          (ii) or (iii) above or Section 7(f) (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the shares of Series C Preferred Stock).

               (v) No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(c) need be made to the Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding shares of Series C Preferred Stock that no such adjustment is required.






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                                                                               9


                  (d) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

                  (e) Certificate as to Adjustments. Upon any adjustment in the Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to each registered holder of Series C Preferred Stock a certificate, signed by the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                  (f) Reorganization, Reclassification. In case of any merger or consolidation of the Corporation or any capital reorganization, reclassification or sale of all or substantially all of the assets of the Corporation or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a "Transaction"), each holder of shares of Series C Preferred Stock shall be entitled to receive, upon conversion of the Series C Preferred Stock, the number of shares of Capital Stock, other security or other consideration or property to which the holder of the number of shares of Common Stock deliverable upon such conversion is entitled to receive upon the consummation of such Transaction had such conversion occurred prior to such Transaction.

                  (g) Notices. In case at any time or from time to time:

               (i) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

               (ii) the Corporation shall authorize the granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants; or

               (iii) there shall be any Transaction;

then the Corporation shall mail to each holder of shares of Series C Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their






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                                                                              10




Common Stock for shares of Capital Stock or other securities or property or cash deliverable upon such Transaction.

                  (h) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series C Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series C Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series C Preferred Stock; provided that the holders of shares of Series C Preferred Stock vote such shares in favor of any such action that requires a vote of stockholders.

                  (i) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series C Preferred Stock shall be made without charge to the converting holder of shares of Series C Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series C Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series C Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

              8. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

              9. Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

             "Affiliate" means any person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

             "Board of Directors" means the Board of Directors of the Corporation.






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                                                                              11


              "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York or the State of New Jersey are authorized or required by law or executive order to close.

              "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

              "Commission" means the United States Securities and Exchange Commission.

              "Common Stock" shall have the meaning ascribed to it in Section 2(a) hereof.

              "Common Stock Equivalent" shall mean any security or obligation which is by its terms convertible or exchangeable into shares of Common Stock or another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to Common Stock.

              "Conversion Price" shall have the meaning ascribed to it in
Section 7(a) hereof.

              "Corporation" shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

              "Current Market Price" per share shall mean, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of the Common Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

              "Excluded Transaction" means (a) any issuance of up to an aggregate of 4,000,000 shares of restricted stock or options to purchase shares of Common Stock (subject to adjustment in the event of stock splits, combinations or similar occurrences) that have a purchase price or exercise price, as the case may be, that is not less than the fair market value of the Common Stock on the grant date thereof to employees, officers or directors of the Corporation pursuant to a stock option plan or other employee benefit arrangement approved by the Board of Directors, (b) any issuance of Common Stock
(i) upon the conversion of shares of Series C Preferred Stock, (ii) as a dividend on shares of Series C Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents and (c) any issuance of shares of Common Stock for an aggregate consideration of up to $5,000,000 at a price per share of not less than $0.714 (subject to adjustment in the event of stock splits, combinations or similar occurrences).





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                                                                              12



              "Issue Date" shall have the meaning set forth in Section 7(c)(ii) hereof.

              "Junior Stock" shall have the meaning ascribed to it in Section 2(a) hereof.

              "Liquidation" shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

              "Liquidation Preference" shall have the meaning ascribed to it in
Section 4(a) hereof.

              "Market Price" shall mean, as of the date of determination, (a) if the Common Stock is listed on a national securities exchange, the closing price per share of Common Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of the Common Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board of Directors. Any determination of the Market Price by an appraiser shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests or disparate voting rights among classes of Capital Stock.

              "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

              "Relevant Date" shall have the meaning set forth in Section 7(c)(ii) hereof.

              "Sale Transaction" shall mean (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) the completion of a tender offer by an unaffiliated party for at least a majority of the outstanding shares of capital stock of the Company if, in the case of (i) or
(ii), the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person or
(b) the voluntary sale, conveyance, exchange or transfer to another Person of
(i) the voting Capital Stock of the Corporation if, after such sale, conveyance,






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                                                                              13



exchange or transfer, the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation or (ii) all or substantially all of the assets of the Corporation; provided, that the transactions contemplated by that certain Stock Purchase Agreement, dated as of August 23, 2001, by and among Vertex Interactive, Inc., Plus Integration Supply Chain Solutions B.V., Stichting WPM Plus and the shareholders of Plus Integration Supply Chain Solutions B.V. shall not constitute a "Sale Transaction."

              "Series C Preferred Stock" shall have the meaning ascribed to it in Section 1 hereof.

              "Transaction" shall have the meaning ascribed to it in Section 7(f) hereof.






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                                                                              14




              IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate this 29th day of October, 2001.

                                                     /s/ Nicholas Toms
                                                     -------------------------
                                                     Chief Executive Officer